UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 FORM 12b-25                    SEC FILE NUMBER
                                                                   005-34130

                          NOTIFICATION OF LATE FILING            CUSIP NUMBER
                                                                   741437305

(CHECK ONE):   |_|  Form 10-K     |_|  Form 20-F    |_|  Form 11-K
|X|  Form 10-Q    |_|  Form N-SAR    |_|  Form N-CSR

For Period Ended:   SEPTEMBER 30, 2006
[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended:  ----------------------------------------------

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                        PART I - REGISTRANT INFORMATION

Price Communications Corporation
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Full name of registrant


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Former name if applicable


45 Rockefeller Plaza
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Address of principal executive office (STREET AND NUMBER)


New York, New York  10020
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City, state and zip code



                        PART II - RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K,
     |X| Form N-SAR or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


      Because it must account for the commencement of its liquidation during the subject period, Price Communications Corporation requires additional time to adequately develop certain financial information to be contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Kim I. Pressman                   (212)                       757-5600
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     (Name)                         (Area Code)               (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            |X|  Yes    |_|   No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            |_|  Yes    |X|   No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        PRICE COMMUNICATIONS CORPORATION
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


     Date: 11/10/06       By: /s/ KIM I. PRESSMAN
           --------           -------------------

                                                   Kim I. Pressman
                                                   Executive Vice President and
                                                   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                         VIOLATIONS (SEE 18 U.S.C. 1001).